Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Warner Chilcott Holdings Company III, Limited:

We hereby consent to the use of our report dated July 15, 2005 in the registration statement (No. 333-XXXXX) of Form S-4 of Warner Chilcott Holdings Company III, Limited, with respect to the Combined Statements of Net Revenues of Pfizer Inc.’s Women’s Healthcare Portfolio (Loestrin®, Estrostep®, and femhrt®) (the “Product Lines”) for the year ended December 31, 2002 and for the period from January 1, 2003 to March 27, 2003 for products Loestrin® and Estrostep® and the period from January 1, 2003 to April 17, 2003 for product femhrt®, and to the reference to our firm under the heading “Experts” in the registration statement. Our report indicates that the Combined Statements of Net Revenues were prepared to present the net revenues of the Product Lines, pursuant to the basis of presentation as described in note 1 and are not intended to be a complete presentation of the Product Lines’ financial position, results of operations or cash flows.

/s/ KPMG LLP

New York, New York

July 15, 2005